Exhibit 107

Calculation of Filing Fee Tables

424B2(1)
(Form Type)

Morgan Stanley Capital I Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Mortgage Backed Securities	BANK5 2025-5YR19, Commercial Mortgage Pass-Through Certificates, Series 2025-5YR19	457(s)	$794,546,000	100%	$794,546,000	0.00013810	$109,726.80
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$794,546,000		$109,726.80
	Total Fees Previously Paid							$109,726.80(3)
	Total Fee Offsets
	Net Fee Due							$0.00
(1)	This is the final prospectus for the BANK5 2025-5YR19, Commercial Mortgage Pass-Through Certificates, Series 2025-5YR19 offering.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Payment of this registration fee was made in connection with the filing of the preliminary prospectus (accession number: 0001539497-25-003143).